Exhibit 99.10

CONSENT OF DIRECTOR NOMINEE

I consent to the use of my name as a Director Nominee in the Registration Statement, including in the section “Management,” filed by Extraction Oil & Gas, LLC (to be converted as described therein into Extraction Oil & Gas, Inc.) on Form S-1 and each related Prospectus and each further amendments or supplements thereto.

Dated: September 26, 2016
/s/ Patrick D. O’Brien
Name: Patrick D. O’Brien